      As filed with the Securities and Exchange Commission on June 26, 2000
                                                     Registration No. 333-37678
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                               Sedona Corporation
             (Exact name of registrant as specified in its charter)
                              649 North Lewis Road
                                    Suite 220
                               Limerick, PA 19468
                                 (610) 495-3003
                    (Address of principal executive offices)

            Pennsylvania                                      95-4091769
   (State or other jurisdiction of                         (I.R.S. employer
   incorporation or organization)                       identification number)
                                  ------------
                                 Marco A. Emrich
                      President and Chief Executive Officer
                               Sedona Corporation
                              649 North Lewis Road
                                    Suite 220
                               Limerick, PA 19468
                                 (610) 495-3003
       (Name, address, including zip code and telephone number, including area code of agent for service)
                                  ------------
                                   Copies to:
                             Robert B. Murphy, Esq.
                        Piper Marbury Rudnick & Wolfe LLP
                             1200 19th Street, N.W.
                             Washington, D.C. 20036
                                 (202) 861-3900
                                -----------------
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   Prospectus


                               SEDONA CORPORATION

                                   $50,000,000

                                  Common Stock
                             Class A Preferred Stock
                                 Debt Securities
                                    Warrants

         We may offer from time to time under this prospectus up to $50,000,000 of the securities listed above. We will circulate a prospectus supplement each time we plan to issue our securities, which will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.


         Our common stock is traded on the Nasdaq Small Cap Market under the symbol SDNA. On June 22, 2000, the closing price of one share of our common stock was $3.44.


         We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering.

                              --------------------

         Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 4.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is June ___, 2000.

                                TABLE OF CONTENTS


                                                                           Page

Prospectus Summary....................................................       3

Risk Factors..........................................................       4

Forward-Looking Statements............................................       7

Recent Developments...................................................       8

Use of Proceeds.......................................................       9

Dividend Policy.......................................................       9

Selected Financial Data...............................................      10

Business..............................................................      12

Management............................................................      17

Related Party Transactions............................................      24

Principal Stockholders................................................      26

General Description of Securities.....................................      28

Plan of Distribution..................................................      46

Legal Matters.........................................................      47

Experts...............................................................      47

Where You Can Find More Information...................................      47

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding us and our securities being sold in this offering and our financial statements and accompanying notes appearing elsewhere in this prospectus.

                               Sedona Corporation

         SEDONA Corporation develops, markets, services and supports Internet-based customer relationship management solutions that provide organizations with the ability to optimize their return on customer relationships and greatly improve their customer acquisition, intimacy, satisfaction and retention capabilities.

         The rise of the Internet has opened the door to a whole new level of competition in business today. In almost every industry, new competitors are entering the market daily. Companies are aggressively looking to implement new ebusiness strategies, which combine Internet technology with innovative marketing to obtain and maintain market share.

         In the new economy, there has been an increasing realization that focus on the customer is of great importance. As the Internet has made the world smaller, it has also made consumers more demanding than ever before. In order to acquire and retain customers, enterprises have to find innovative ways to leverage customer information to build personalized relationships with their customers by offering customized products and services to them before the competition does.

         A new class of applications is changing the landscape of business solutions by enabling enterprises with the competitive ability to personalize their customer relationships effectively as well as identify otherwise unknown sales and marketing opportunities. To do this in a timely and accurate way, new technologies are needed which transform raw customer data into dynamically created and visually presented smart content. Smart content is customer data enhanced with consumer demographics, behaviors, interests and preferences information that is then filtered and analyzed visually to provide timely and precise information on-demand to business users.

         SEDONA is an Internet customer relationship management application provider targeting small and mid-sized financial services companies and the new breed of e-commerce merchants known as etailers. Working with strategic alliance partners, SEDONA's technologies also target large-scale customer relationship management, supply chain management and enterprise resource management applications within Fortune 1000 organizations.

         Our principal executive offices are located at 649 North Lewis Road, Limerick, Pennsylvania 19468, and our telephone number is (610) 495-3003.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in our securities. Any of these risk factors could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We have a limited operating history with which you can evaluate our business.

         We only began focusing exclusively on our Internet-based application solutions in 1999. As a result, we have only a limited operating history with which you can evaluate our business and prospects. Our limited operating history makes predicting our future operating results difficult. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development in new and rapidly evolving markets, specifically the rapidly evolving market for knowledge management solutions. These risks include our ability to:

         o  acquire and retain customers;

         o  build awareness and acceptance of our brand name;

         o  extend existing and develop new strategic partner relationships;

         o  access additional capital when required;

         o upgrade and develop our software and systems in a timely and effective manner; and

         o  attract and retain key personnel.

         Our business strategy may not be successful and we may not successfully address these and other risks and uncertainties related to our limited operating history.

We have limited revenues, have incurred operating losses in recent years and may not be profitable in the future.

         We had total revenues from continuing operations of $718,000, $244,000, $15,000 and $260,000 and losses from continuing operations of $1.5 million, $3.3 million, $3.9 million and $5.3 million for the three months ended March 31, 2000 and the years ended December 31, 1999, 1998 and 1997, respectively. As of March 31, 2000, we had an accumulated deficit of $34.6 million. If our current and future products fail to gain acceptance in the marketplace, we believe it is unlikely that we will be able to reverse our operating loss trend or assure you of our future profitability.

Shares offered under this prospectus may depress our stock price.


         Based on our closing price of $3.25 per share on June 15, 2000, we are registering securities with an aggregate value equaling approximately 56.0% of our market capitalization as of that date. Sales of a substantial number of shares of common stock or preferred stock and debt convertible into our common stock in the public market under this prospectus may decrease the prevailing market price for our common stock.


The common stock issuable upon conversion of our convertible preferred stock may significantly increase the supply of our common stock in the public market, which may cause our stock price to decline.

         We have issued and outstanding series A, series F, series G and series H convertible Class A preferred stock. As of June 15, 2000, these series of preferred stock were convertible into approximately 2,612,519 shares of common stock. The actual number of shares of common stock issuable upon conversion of the convertible preferred stock is indeterminate and is dependent on the market price of our common stock at the time of conversion. We have registered for public resale 3,970,229 shares of common stock issuable upon conversion of the series B (which was converted in May 2000), series F, series G and series H convertible preferred stock to take into account additional shares of common stock that would be issuable should the market price for our common stock decline. Sale of all or a substantial number of shares of common stock received upon conversion of the convertible preferred stock in the public market may depress the prevailing market price for our common stock, which would enable the holders of the preferred stock to convert into more shares, further depressing the market price for our common stock. Further, the issuance of additional convertible Class A preferred stock under this prospectus and its subsequent conversion could further depress the market price for our common stock.

The exercise of warrants or options may depress our stock price.


         There are a significant number of warrants and options to purchase our common stock outstanding. Holders may sell the common stock acquired upon exercise of the warrants and options at a market price that exceeds the exercise price of the warrants and options paid by the holders. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. As of June 15, 2000, we had 7,224,127 warrants outstanding at a weighted average exercise price of $2.79 per share and 2,343,544 options outstanding with a weighted average exercise price of $2.48 per share. Approximately 80.1% of the warrants and 34.3% of the options were exercisable as of June 15, 2000.

We do not expect to pay any dividends on our common stock.

         We have not paid any cash dividends on our common stock and we do not expect to pay any dividends in the immediate future. The value of your shares will be determined solely by the market price of our common stock.

We may require additional capital that may not be available.

         Although we believe that this offering will enable us to conduct our operations as currently contemplated for a period of at least one year, we may require additional financing at a later date. We do not know if additional financing will be available to us on terms that we can accept. If financing is not available, we may have to sell, suspend or terminate our operations.

If we are unable to successfully integrate our recent acquisition, our financial results will suffer.


         We completed our acquisition of the Customer Information Management System unit from Acxiom Corporation on April 9, 2000. Our future profitability will depend heavily on our ability to integrate this business with our company. Failure to integrate the businesses successfully may cause significant operating inefficiencies and adversely affect profitability. To successfully integrate the companies, we must, among other things, install and standardize adequate operational, financial and control systems.


The compatibility of our products with the Internet is important to our success.

         Our applications communicate through public and private networks over the Internet. The increased commercial use of the Internet could require substantial modification and customization of our software products and the introduction of new products.

If our products fail to meet the evolving requirements of our customers, our business may be adversely affected.

         We may not be successful in developing, marketing and releasing new products or new versions of our applications that respond to technological developments, evolving industry standards or changing customer requirements. Our business, operating results and financial condition could be materially and adversely affected if we are not able to meet the changing industry standards or customer demands.

We rely on our intellectual property which we may be unable to protect, or we may be found to infringe the rights of others.

         We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights which afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around our technology. Policing unauthorized use of our products is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate. Further, we cannot guarantee that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that we would prevail in any such litigation or be able to license any valid or infringed patents from third parties on commercially reasonable terms.

We must recruit and retain qualified professionals to succeed in our business.

      Our future success depends in large part on our ability to recruit and retain qualified professionals skilled in engineering, software development, production and marketing. Such professionals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified professionals is intense. Any inability to recruit and retain a sufficient number of qualified employees could hinder the growth of our business.

Loss of any of our key management or skilled personnel could negatively impact our business.

         Our future success depends to a significant extent on the continued service and coordination of our executive officers and other key employees. The loss or departure of any of our officers or key employees could materially adversely affect our ability to implement our business plan. In addition, if for any reason our key employees, or any replacement key employees, are not able to work together effectively or successfully, our business could be materially adversely affected.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations and state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.

                               RECENT DEVELOPMENTS

         In May 2000, all of the issued and outstanding shares of our series B convertible preferred stock, including accrued dividends of $88,000, were converted into 473,091 shares of common stock.

         In April 2000, we acquired Acxiom Corporation's Customer Information Management System, or CIMS, business unit for total potential consideration of $4.0 million. CIMS is a provider of customer relationship management software. In connection with the transaction, we issued $1.5 million of our series H convertible preferred stock and warrants exercisable into 247,934 shares of our common stock at an exercise price of $3.025 per share. We also will pay Acxiom a 10% royalty fee on all collections of license fees derived from CIMS technology, such royalties to be not less than $1 million over the three year period following the acquisition, and will assume certain liabilities related principally to the service and warranty contracts assigned by Acxiom to us.

                                 USE OF PROCEEDS

         Each time we sell our securities, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

         In general, we intend to use the net proceeds from the sale of our securities for working capital and general corporate purposes.


                                 DIVIDEND POLICY


         We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

                             SELECTED FINANCIAL DATA
                      (in thousands, expect per share data)

         The selected financial data set forth below should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference to the registration statement of which this prospectus is a part. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, our audited financial statements. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, our audited financial statements incorporated by reference to the registration statement of which this prospectus is a part. The statement of operations data for the three months ended March 31, 1999 and 2000, and the balance sheet data as of March 31, 2000 have been derived from, and are qualified by reference to, our unaudited financial statements incorporated by reference to the registration statement of which this prospectus is a part. In the opinion of management, such unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for these periods and as of such date. The statement of operations data set forth below for the three months ended March 31, 2000 are not necessarily indicative of our future results of operations of financial performance.

         In a realignment of our business, we sold our Technology Resource Centers and Tangent Imaging Systems divisions in the third quarter of 1999. For all periods presented, the financial data reflect the results of these divisions as discontinued operations. Revenues generated prior to 1998 were derived from businesses unrelated to our current business. As a result, financial data from the years ended December 31, 1998 and 1999 are not readily comparable to prior years. In April 2000, we acquired all of the assets of the Customer Information Management System business unit from Acxiom Corporation. As a result, the historical results presented here are not necessarily indicative of the operating results to be expected in the future.

                                                                                                           Three Months Ended
                                                        Year Ended December 31,                                March 31,
                                                                                                         -----------------------
                                     ----------- ------------ ------------ ------------ ------------
                                        1995        1996         1997         1998         1999             1999        2000
                                      --------    --------     --------     --------     --------         --------    ------
                                                                                                              (unaudited)
Statement of Operations Data
Revenues  .........................  $     --    $     190    $     260    $      15    $     244        $      1    $   718
Loss from continuing
   operations......................      (151)      (1,516)      (5,301)      (3,879)      (3,264)           (765)    (1,529)
Loss from discontinued
   operations.......................   (1,086)      (2,754)      (2,216)      (1,633)      (2,973)           (867)        (1)
Loss from continuing and
   discontinued operations
   before extraordinary item.......    (1,237)      (4,270)      (7,517)      (5,512)      (6,237)         (1,632)    (1,530)
Extraordinary item.................        --           --         (300)          --           --              --         --
Net loss  .........................    (1,237)      (4,270)      (7,817)      (5,512)      (6,237)         (1,632)    (1,530)
Preferred dividends................      (158)        (220)        (182)      (1,592)        (601)            (97)       (77)
Net loss applicable to
   common stockholders..............   (1,395)      (4,490)      (7,999)      (7,104)      (6,838)         (1,729)    (1,607)
Net loss per share applicable to
   to common stockholders
   before extraordinary item.......  $   (.03)   $    (.15)   $    (.34)   $    (.28)   $    (.18)       $   (.04)   $  (.06)
Extraordinary item per share........ $     --    $      --    $    (.02)   $      --    $      --        $     --    $    --
Basic and diluted net loss
   per common share applicable
   to continuing operations........  $   (.03)   $    (.15)   $    (.36)   $    (.28)   $    (.18)       $   (.04)   $  (.06)
Loss per common share
   applicable to discontinued
   operations....................... $   (.11)   $    (.24)   $    (.13)   $    (.08)   $    (.13)       $   (.04)   $    --
Loss per common share................$.  (.14)   $    (.39)   $    (.49)   $    (.36)   $    (.31)       $   (.08)   $  (.06)

                                                          As of December 31,                              As of Mar. 31,
                                    ----------------------------------------------------------------     -----------------
                                       1995         1996         1997         1998         1999                2000
                                     --------     --------     --------     --------     --------            ------
                                                                                                           (unaudited)
Balance Sheet Data
Total assets......................  $   2,587    $   2,566    $   4,403    $   4,435    $   2,204        $     9,465
Net working capital...............          7          749          902          179          262              7,318
Long-term obligations.............         --           --           59          215           51                 46
Stockholders' equity..............      2,105        2,556        3,514        3,457        1,431              8,671

                                    BUSINESS

Overview

         SEDONA Corporation develops, markets, services and supports Internet-based customer relationship management, or CRM, solutions that provide organizations with the ability to retain and optimize their return on customer relationships and to improve their customer acquisition, intimacy, satisfaction and retention capabilities. We made significant realignments in our business in 1999 by exiting non-strategic businesses in order to focus on the core application solution strategy.

         Our principal executive offices are located at 649 North Lewis Road, Limerick, Pennsylvania 19468, and the telephone number is (610) 495-3003.

Description of Business and Principal Products


         The markets that SEDONA's solutions target are experiencing rapid growth, fueled by a strong demand by businesses for the next-generation application solutions that allow them to build personalized relationships with their customers by offering customized products and services that will enable them to improve their customer acquisition, intimacy, satisfaction and retention greatly.


         Customer Acquisition

         A high close rate and a short sales cycle characterize a sales team that knows how to identify their ideal prospect. Customer profiles provide models to help target new prospects. Our applications provide an incisive view of sales prospects fully qualified through the filter of an ideal customer profile. We believe this will result in a higher level of sales productivity with a lower cost of sales.

         Customer Intimacy


         Through customer intimacy, our customers can build a valuable 1-to-1 relationship with new and existing customers. When key customer variables change, opportunities arise to sell new products and services. Our applications increase knowledge of customer behavior to provide consistent communications between marketing and customer service.


         Customer Satisfaction


         Greater customer understanding improves the quality of each customer interaction. With our applications, that customer interaction can become tailored to the customer, improving service, decision making and response time. With precise information presented visually and on-demand, call centers are able to meet the customer's needs promptly and efficiently.

         Customer Retention

         Improving retention creates more repeat customers and opportunities to sell upgraded and complementary products and services to these customers. With the in-depth knowledge management provided by our applications, users can visualize historical sales and service information along with external, enhanced information to help better understand and anticipate customer needs.

         We believe SEDONA delivers CRM solutions that allow sales and marketing professionals to identify new marketing and selling opportunities quickly and easily by utilizing critical business technologies such as the Internet, smart content and visualization. Intarsia, our new Internet CRM application solution that currently is in beta testing, has been developed and priced to meet the specific needs of small to mid-sized financial services companies and the new breed of e-commerce merchants known as e-tailers. Intarsia combines our powerful Customer Information Management System and visual profiling application components with other leading-edge technologies such as Lead Factory, a Web-based lead tracking application, to deliver a comprehensive and customized CRM solution to the targeted markets.

         SEDONA's Internet CRM application solution leverages visual profiling technology to enhance internal customer and prospect data with real-time, third-party information about consumer demographics, behaviors, interests and preferences and to deliver smart content over the Internet, which enables the creation of timely and precise profiles of an organization's customers and prospects. This profile information is displayed to users visually in the form of live graphs, charts and maps, allowing users to filter and analyze complex data, for quicker and improved decision making. The analysis and the visual presentations are updated constantly as data changes, delivering "information on demand" to organizations, which will improve their ability to sell upgraded and complementary products and services to their customers greatly.

         Working through strategic alliances with leading application providers, SEDONA's technologies also target large-scale CRM, supply chain management and enterprise resource management applications within the Fortune 1000 organizations.

Research & Development

         The main strategy of the research and development organization is to provide high-quality, high-value products and support services in a fast, consistent and predictable manner as follows:

     o Promote and cultivate a culture of team-based development. The research and development organization is structured into small teams of highly knowledgeable developers, responsible for the design, development and unit testing of each component of SEDONA's Internet CRM solutions. Each project team also provides technical assistance to the system integration group.

     o Implement a state-of-the-art software development process that encourages component reusability and enhances the predictability, timeliness and quality of the overall software process. We have adopted the Base Level Integration Plans software development methodology, which has been designed to promote an interactive and predictable process for the development, unit and system integration testing and delivery of products. This methodology breaks the development of sophisticated products into small, pre-defined cycles of 10 weeks (Base Levels) during the delivery process. It also allows the company to quickly react to business and technical changes generated by the marketplace and/or new customer requirements.

         Base levels serve as the fundamental planning and execution process that drives the engineering activities for that time period, including the maintenance of existing products and releases, training and education requirements, as well as new product development. This process operates in the context of a development organization where there is a set of small project teams cooperating to build a large, complex software product.

       Research and development expenses were $346,000 $239,000 and $824,000, for the years ended December 31, 1999, 1998 and 1997, respectively.

Patents and Copyrights

         We strongly believe in copyrighting and trademarking our products and servicemarking our services. We have been awarded or are in the process of applying for a total of 20 copyrights, trademarks and servicemarks.

Sales and Marketing

         We reach the targeted small to mid-sized financial services and e-tailer markets by aggressively creating a direct sales distribution channel comprised of experienced field sales representatives and highly-qualified field systems engineers that we believe ensures the best pre- and post-sales support for customer implementations. Our strategy is to provide a secure, Internet-based, scalable, reliable, secure and full-featured customer relationship management solution, customized to the needs of the marketing and sales professionals of these companies.

         We reach the Fortune 1000 organizations by creating an indirect sales distribution channel that is responsible for building strategic original equipment manufacturer and value added reseller alliances and partnerships with
1) enterprise application package suppliers, delivering CRM, supply chain management and enterprise resource managment solutions, 2) integrators implementing these packages in end-user organizations and 3) content management providers for consumer and business data. Our strategy is to exploit these strategic partners' brand, marketing power and relationships with their customers that implement and deploy these applications to best access and address the needs of the targeted professionals within these companies.

         Marketing activities focus on the delivery of highly qualified leads to the sales channels. To facilitate this, SEDONA has unified its marketing, product management and customer care organizations to provide a complete, end-to-end customer service capability and overall feedback loop into product development and positioning activities.

         The marketing organization is putting heavy emphasis on corporate branding, public and investor relations, customer-centric product requirements development, telemarketing and telesales programs and an overall initiative to provide outstanding customer relationship management to our customer base.

Competition

         The customer relationship management solution market has offerings from providers that focus on sales force automation, call center management, contact management and the like. We believe our offering is unique when compared to our competition in that it offers a comprehensive solution which:

     o is 100% customized and personalized for financial services and e-tailing target markets;
     o creates smart content by combining, filtering and analyzing live data from internal and external data sources in order to provide timely and precise decision critical information;
     o contains a valuable profitability component to better understand profitability dynamics by customer, customer type and product;
     o provides visualization capabilities to maximize intuitiveness of information and speed decision process; and
     o delivers capabilities on the Internet in a cost effective, usable manner.

         The comprehensive customer relationship management solution vendors are our potential partners, either through integrating our capabilities into their solution or integrating their solution into our application solution, creating an overall remarketing/reselling opportunity for both.

Software Development and Services


         We produce and service our software products from our headquarters in Limerick, Pennsylvania, as well as utilize outside contract organizations. In addition, a field service organization covers all areas of the nation.


Employees


         As of June 15, 2000, we had 62 full time employees. None of these employees are represented by a labor union. We believe that our relationships with our employees are good.

Properties


         We lease our corporate offices as well as principal facilities for operations at 649 North Lewis Road, Limerick, Pennsylvania 19468. This facility is being leased on a short term basis currently as management plans a relocation within the Philadelphia area during 2000. Management believes that adequate facilities will be available to fulfill its current and near-future needs.


Legal Proceedings

         In March 1998, an action was commenced in the Court of Common Pleas of Montgomery County, PA, against us by a former employee, seeking damages of $361,000, for termination of contract, by change of control and for convenience. This plaintiff asserts this sum represents the excess of market value over the exercise price of unvested warrants held by the plaintiff which the plaintiff asserts should have been vested and thereby available for exercise and sale. We believe this claim is without merit and are defending our position.

         No other actions other than matters involved in the ordinary course of business are currently known by management and none of these are believed by management to have potential significance.

                                   MANAGEMENT


         The following table sets forth information regarding our directors and executive officers as of June 15, 2000.




Name                      Age    Position
----                      ---    --------
Laurence L. Osterwise     52     Chairman of the Board
R. Barry Borden           60     Vice Chairman of the Board
Marco A. Emrich           47     Chief Executive Officer, President and Director
William K. Williams       57     Vice President and Chief Financial Officer
Robert J. Griffin         54     Vice President
Michael A. Mulshine       60     Secretary and Director
David S. Hirsch           64     Director
Jack Pellicci             61     Director
James C. Sargent          84     Director
Robert M. Shapiro         54     Director
James C. Womble           57     Director


         Laurence L. Osterwise was appointed Chairman of the Board in September 1999, after having been our Chief Executive Officer, President and a director since April 1997. Mr. Osterwise came to us in November 1996 as the Chief Operating Officer and President of Sedona GeoServices, Inc., a subsidiary. Before joining us, he was President of the Communications Division of General Instrument Corporation, now a division of Motorola. Prior to joining General Instrument, Mr. Osterwise was with IBM Corporation for 25 years, where he held positions as President of Production Industries, U.S. Vice President and Corporate Director of Market Driven Quality, and IBM Rochester General Manager and Director of Application Business Systems. Under his leadership, IBM Rochester was awarded the Malcomb Baldridge National Quality Award. Mr. Osterwise received a BS in Mathematics from Duke University in 1969 and an MS in Computer Sciences from Syracuse University in 1973.

         R. Barry Borden has been Vice Chairman of the Board since September 1999 and, prior to this position, served on the board since June 1996 as Chairman. He has founded and managed businesses in the computer hardware and software industry for the past 30 years. Since August 1997, he has served as President of Nettech Systems, Inc., a supplier of software for wireless data communications. Prior to that he has served as Chairman and CEO of Mergent International, a supplier of software for data security on PC desktops and enterprise wide networks. Mr. Borden also serves on the board of directors of FASTNET Corporation, an Internet software service provider and AM Communications, a provider of monitoring systems for cable TV companies. Since 1984, Mr. Borden has been President of LMA Group Inc., a general management consulting firm. From 1968 to 1980, Mr. Borden was the founder, President and CEO of Delta Data Systems, a CRT terminal manufacturer, and from 1981 to 1984 he was founder, Chairman and CEO of Franklin Computer Corp., a manufacturer of microcomputers. In 1989 he served as President and CEO of Cricket Software, Inc., a supplier of graphics software. Mr. Borden received a BSEE degree from the University of Pennsylvania in 1961.

         Marco A. Emrich has been Chief Executive Officer, President and a director since September 1999. He has over 20 years of software industry experience. Most recently, he served as President and CEO of Cambridge-based e-commerce application service provider Empresa Inc. Prior to joining Empresa Inc., Mr. Emrich was President, CEO and Chairman of CenterLine Software, Inc., where he created and launched a web-based application that enables businesses to monitor, manage and report on network-centric or multi-tier distributed business applications. Prior to CenterLine, he held positions as Senior Director of Cincom Systems, Inc.'s Advanced Technology Group and as Manager, NAS Information Network Technology at Digital Equipment Corporation. Mr. Emrich holds a bachelor's degree in Electrical Engineering with specialization in Systems Engineering from Pontificia Universidade Catolica in Rio De Janeiro, Brazil.


         William K. Williams was appointed Vice President and Chief Financial Officer in April 1998. Prior to his joining us, Mr. Williams worked as an independent financial consultant with emerging growth companies, served as Vice President of Business Development for a Fortune 500 company and held various financial management positions at DuPont, including four years as Director of Finance for Japan operations. Mr. Williams joined DuPont upon earning an MBA degree in Finance from the University of Maryland.

         Robert J. Griffin was appointed Vice President in March 1998 and currently manages our relationship with IBM. He joined us as Senior Vice President of Sales and Distribution in our Tangent Imaging Systems division in September 1997 and was President of that unit from January 1998 until its sale in the third quarter of 1999. Prior to joining us, Mr. Griffin was with IBM for over 20 years and directed a broad array of marketing and sales initiatives including market and brand management, customer satisfaction, business partner recruitment and support, sales training and field sales management. In his most recent position with IBM, Mr. Griffin served as Director, Worldwide Competitive Marketing and Sales for IBM, a position that directly reported to the CEO and senior executive team.

         Michael A. Mulshine has been a director and Secretary since May 1985 and has been associated with us on a management consulting basis since 1979. He has been the President of Osprey Partners, a management consulting firm, since 1977. In addition, he is a director of VASCO Data Security International, Inc., a leading provider of Internet and computer network hardware and software security solutions for financial institutions, industry and government. Mr. Mulshine received a BSEE degree from the Newark College of Engineering in 1961.

         David S. Hirsch has been a director since January 1992. He retired in 1991 from Schroder & Co., Incorporated and its predecessor firms where he was a principal during the five years preceding his retirement. Mr. Hirsch received a BA degree from Cornell University in 1957 and an MBA degree from Harvard University in 1959.

         Jack A. Pellicci has been a director since October 1996. Mr. Pellicci is Oracle Corporation's Vice President of Global Service Industries where he is responsible for knowledge management, strategy, market development and spatial solutions for Oracle's major service industries -- Health, Financial Services, Communications, Utilities and Public Services -- in over 140 countries. Prior to joining Oracle in 1992, Mr. Pellicci retired as a Brigadier General with 30 years in the U.S. Army, where he was the Commanding General of the Personnel Information Systems Command. Mr. Pellicci is a member of the board of directors of the Open GIS Consortium (OGC), an organization of over 70 commercial, governmental and educational entities dedicated to open systems approaches to geoprocessing. He is also a member of the board of directors of OGETA Services, the Fairfax County Chamber of Commerce and the United Services Organization
(USO). He currently serves as a Corporate Fellow for the National Governors Association. He is a graduate of the U.S. Military Academy at West Point with a Bachelor of Engineering degree, and received a Master of Mechanical Engineering degree from the Georgia Institute of Technology.


         James C. Sargent has been a director since January 1992. Mr. Sargent is Counsel to the law firm of Opton, Handler, Gottlieb, Fieler & Katz, and to Abel Noser Corporation, a member of the New York Stock Exchange. He was previously a partner and counsel to Whitman & Ransom (now known as Whitman Breed Abbott & Morgan, LLP). He was New York Regional Administrator from 1955 to 1956, and Commissioner of the Securities and Exchange Commission from 1956 to 1960.


         Robert M. Shapiro has been a director since November 1998. Mr. Shapiro is Vice President of Global Sales and Business Development for Autoweb.com, a major online automotive retailer. From 1995 to 1997 Mr. Shapiro was Senior Vice President of R. L. Polk & Company, a privately owned $400 million global information services company, where he directed worldwide marketing, product management and business development activities for all software products sold to the transportation, insurance, finance, retail, fundraising and publishing industries. Prior to joining R. L. Polk, Mr. Shapiro was Senior Vice President, Commercial Marketing for Prodigy, where he created the first commercially viable interactive service including product positioning and branding. He is noted as a pioneer in building online business-to-consumer commercial sites. Prior to joining Prodigy, Mr. Shapiro gained his early marketing and sales experience during seventeen years with IBM Corporation and Proctor & Gamble. Mr. Shapiro serves on the board of directors of Blackburn Polk Marketing Services of Canada and Carfax, USA. He received his BA degree from the University of San Diego in 1967.

         James T. Womble has been a director since April 1999. Mr. Womble has been a director of Acxiom Corporation since 1975, and is Division Leader of its Financial Services Division. This division has locations in Conway and Little Rock, Arkansas, Chicago, Phoenix, and Memphis and manages relationships around the world with Acxiom's clients in the credit card, retail banking and insurance industries. Prior to joining Acxiom, Mr. Womble worked for IBM as a systems engineer and marketing representative. He holds a degree in civil engineering from the University of Arkansas.

         All directors hold office until the next annual meeting of the our shareholders and until their successors are elected and qualified.

         All officers serve at the discretion of the board of directors subject to the terms of their employment agreements.

Executive Compensation

         The following table sets forth summary information concerning compensation for services in all capacities awarded to, earned by or paid to, our Chief Executive Officer and our other most highly compensated officers, whose aggregate cash and cash equivalent compensation exceeded $100,000, with respect to the last three fiscal years. We refer to these individuals as our named executive officers.

                                                                                    Long-Term
                                                     Annual Compensation           Compensation
                                                     -------------------           ------------
                                                                                    Securities             All Other
Name and Principal Position            Year         Salary          Bonus       Underlying Options     Compensation (1)
---------------------------          --------       --------       -------      ------------------     ----------------
Laurence L. Osterwise...............   1999         $     --       $   --             400,000           $          --
   Chairman of the Board (2)           1998           38,078           --             300,000                      --
                                       1997          121,154           --             250,000                      --

Marco A. Emrich.....................   1999           63,173           --             725,000                      --
   Chief Executive Officer and
   President (3)

Robert J. Griffin...................   1999          160,426           --             100,000                      --
   Vice President                      1998          198,330           --              50,000                      --
                                       1997           37,500           --              50,000                      --

------------------

(1) In fiscal years 1999, 1998 and 1997, no named executive officer received prerequisites or other personal benefits, securities or property as a portion of the named executive officer's salary and bonus.
(2) Mr. Osterwise served as our Chief Executive Officer until September 1999.
(3) Mr. Emrich joined us as our Chief Executive Officer in September 1999.

Option/Warrant Grants

         The following table sets forth information concerning options/warrants granted to the named executive officers, and additional information concerning such grants of stock options/warrants during fiscal year 1999. No stock appreciation rights have been granted.


                                                                                                  Potential Realizable Value
                               Number of                                                            at Assumed Annual Rates
                               Securities     Percentage of Total                                       of Stock Price
                               Underlying           Options/                                           Appreciation for
                                Option/       Warrants Granted to                                   Option/Warrant Term (1)
                                Warrant       Employees in Fiscal   Exercise Price    Expiration    -----------------------
Name                             Grants            Year 1999          (Per Share)        Date              5%            10%
----                          ------------    -------------------   --------------   ------------         ---           ----
Laurence L. Osterwise......      400,000             25.0%                $ 2.19         12/31/08     $1,399,210     $2,546,128
Marco A. Emrich............      725,000             37.1%                  2.25          8/31/09      2,350,653      4,592,648
Robert J. Griffin..........      100,000              5.1%                  1.35          4/21/09        406,845        701,024

------------------

(1) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment. The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant represents the fair value of a share of common stock on that date, that the value appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Option Exercises and Fiscal Year-End Values

         The following table sets forth information as of December 31, 1999, regarding the number and year end value of unexercised stock options and warrants held by each of the named executive officers. There were no option or warrant exercises in 1999 by the named executive officers.

                                     Number of Securities Underlying
                                     Unexercised Options/Warrants at           Value of Unexercised In-the-Money
                                            December 31, 1999               Options/Warrants at December 31, 1999 (1)
                                  -------------------------------------     -----------------------------------------
Name                                Exercisable          Unexercisable          Exercisable            Unexercisable
----                                -----------          -------------          -----------            -------------
Laurence L. Osterwise............... 1,038,888               300,000              $794,777                $375,000
Marco A. Emrich.....................        --               725,000                    --                 862,750
Robert J. Griffin...................    65,000               135,000                84,563                 240,437

------------------

(1) Based on the closing price of our common stock as reported on the Nasdaq SmallCap Market on December 31, 1999 ($3.44), net of the option/warrant exercise price.

Employment Agreements with Executive Officers

         In September 1999, we entered into an employment agreement with Marco
A. Emrich, our Chief Executive Officer and President. This agreement has a term of two years and three months. Compensation during this period will be $225,000 as base annual salary plus additional compensation as directed by the board of directors. Mr. Emrich can also earn up to $100,000 in the form of a cash bonus for years 2000 and 2001, subject to quarterly measurements. In addition Mr. Emrich was granted options to purchase 200,000 shares of common stock and warrants to purchase 175,000 shares, exercisable at $2.50 per share, which will vest over 4 years at 25% per year. He also was granted warrants to purchase 350,000 shares at an exercise price of $2.50 per share, which will vest in four years, although vesting may be accelerated based on stock price performance. In the event of change of control within 12 months there will be a 33% acceleration of unvested options/warrants; and 50% acceleration after the first 12 months. If Mr. Emrich resigns as a result of a change of control, he would be entitled to severance benefits, including payment of up to nine months salary and targeted bonus. Severance remuneration is not payable in the event of termination for cause.

         We have entered into an employment agreement with Robert J. Griffin that entitles him to a base salary and bonus. In the event that he resigns following a change of control, Mr. Griffin would receive up to six months' salary as severance. Mr. Griffin has agreed to not compete with us during the term of his employment and to preserve the confidentiality and the proprietary nature of all information relating to our business during and after the term of his employment.

Compensation of Directors

         On the first business day of January in each year, each of our non-employee directors receives a grant of an option to purchase shares of common stock at the then-current fair market value, as determined in accordance with the 1992 Long-Term Incentive Plan, as follows: an option to purchase 15,000 shares of common stock for service to the board during the preceding year, plus an option to purchase 2,500 shares of common stock for serving as the Chairman of the Board or chairman of a committee of the board during the preceding year. However, if a director shall become eligible for an option grant after the first regularly scheduled meeting of the board during any calendar year, the compensation committee shall determine the size of such option grant by multiplying 15,000 shares (and/or 2,500 shares) by a fraction which is determined by dividing the number of regularly scheduled board meetings remaining in the calendar year by six. The non-employee directors were issued the following option grants in January 2000 for service to the board in 1999:
Mr. Borden, 20,000 shares; Messrs. Hirsch, Mulshine, and Pellicci, 17,500 shares; Messrs. Sargent, Shapiro, and Womble, 15,000 shares.

         In addition, under the terms of the 1992 Plan, any new director who has been elected to the board was granted an option to purchase 25,000 shares of common stock at the then-current fair market value as determined in accordance with the 1992 Plan. The shares underlying these options will vest at the rate of 5,000 shares per year for five years, commencing on the first anniversary date of his election to the board and on each subsequent anniversary thereafter. In the future, upon ratification of the 2000 Stock Incentive Plan at the next annual meeting of shareholders, the compensation committee of the board of directors will determine the number of options that directors will receive for service to the board and upon being elected to serve as a director.

         Further, on or before January 31 in each year, each non-employee director receives an annual retainer of $5,000 as cash compensation for his services as a director for the preceding year. Also, each non-employee director will receive $500 for attendance at each board and committee meeting, with multiple meetings held on the same day to count as one. These amounts shall be subject to annual review and possible adjustment at the discretion of the board.

Board Committees

         Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

         Audit committee. Our audit committee, currently comprised of Messrs. Hirsch, Mulshine and Sargent, performs the following functions:

     o recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;
     o   reviews the proposed scope and results of the audit;
     o   approves the audit fees to be paid;
     o reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and
     o reviews and approves transactions between us and our directors, officers and affiliates.

         Compensation committee. Our compensation committee, currently comprised of Messrs. Borden, Hirsch and Osterwise, performs the following functions:

     o reviews and recommends to the board of directors the compensation and benefit arrangements for management, including our executive officers;
     o establishes and reviews general policies relating to the compensation and benefits of our employees; and
     o   administers our stock option plans.

Compensation Committee Interlocks and Insider Participation


         None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our compensation committee.

                           RELATED PARTY TRANSACTIONS

         Through August 31, 1997, we leased our former principal office and manufacturing facility from Lin-Lea Corporation, which was owned by Andrew E. Trolio our former Chairman. Rent expense charged to operations was $64,000 for the portion of 1997 in which we operated out of that facility.

         In January 1997, the board of directors approved a consulting agreement with Osprey Partners, a company that is owned by Michael A. Mulshine, one of our directors. Under the agreement, Osprey was paid a $5,000 monthly retainer during 1997 for shareholder and investor relations activities and for management consulting services. In January 1998, Osprey's agreement was adjusted, so that in lieu of cash compensation for 1998, Osprey was issued warrants to purchase up to 70,000 shares of common stock, with the warrants to vest at the rate of 5,833.33 shares on the first of each month for the twelve months starting January 1, 1998, and to be exercisable for up to ten years at 25% above the closing bid ($3.36) on the effective date of the agreement. In addition to the above-referenced monthly retainer fee, we incurred commissions and management consulting expenses in the amount of $180,708 for the year ended December 31, 1997 to Osprey.

         In March 1999, the board of directors ratified another consulting agreement with Osprey Partners. Under the agreement, Osprey was issued warrants to purchase up to 72,000 shares of common stock, with such warrants to vest at the rate of 6,000 shares on the first of each month for the twelve months starting January 1, 1999, and such warrants to be exercisable for up to ten years at an exercise price of $2.50 per warrant.

         In January 2000, a new consulting agreement with Osprey was negotiated. Under this agreement, Osprey will receive $3,500 each month during 2000 and warrants to purchase 37,500 shares of common stock at an exercise price of $2.25 per share, which will vest 1/12th each month of 2000.

         Effective March 21, 1998, Andrew E. Trolio entered into a retirement settlement agreement with us. Under the agreement, Mr. Trolio agreed to step down as Chairman. In addition, Mr. Trolio agreed to surrender 500,000 shares of common stock that he purchased at the end of 1996 from us, and certain promissory notes relating to such purchase were canceled. In consideration of the preceding, Mr. Trolio was issued warrants to purchase up to 250,000 shares of the our common stock, exercisable for ten years at the exercise price of $2.546875, which was the average of the bid and asked prices at the closing on March 20, 1998. Further, while Mr. Trolio was expected to remain as a Director of the Company for a minimum of three years, he elected to resign from the Board of Directors effective March 6, 1999.

         During March 1999, Laurence L. Osterwise, our former Chief Executive Officer and current Chairman, agreed to loan up to $500,000 to us on a short-term basis bearing interest at the rate of 1.5% per month. Maximum advances under this loan arrangement amounted to $185,000 and were repaid in March 1999. As of March 31, 2000, there were no borrowings outstanding.

         In February 2000, we committed to acquire a 10% equity interest for $140,000, payable at various times in the future, in a start-up company which designs, builds and markets computer software and services to aid sales and marketing persons with their customer prospecting. This lead generation and management product will be integrated with our visual customer relationship management profiling and CIMS application solutions to provide further value to our customers. The principal owner of this company is also one of our vice presidents.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock as of June 15, 2000 by (a) each person known by us to be the beneficial owner of more than five percent of any class of our common stock, (b) each member of our board of directors, (c) each of our named executive officers and (d) all directors and executive officers as a group.

         The term "beneficial ownership" includes shares over which the indicated beneficial owner exercises voting and/or investment power. Common stock subject to options or warrants currently exercisable, or exercisable within 60 days, is also deemed to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. For purposes of calculating the percentage beneficially owned for each shareholder, 30,007,638 shares of common stock equivalents are deemed outstanding before the offering, including 27,465,119 shares of common stock outstanding as of June 15, 2000 and 2,612,519 shares of common stock equivalents issuable upon conversion of all outstanding preferred stock, together with applicable options and warrants for that shareholder.

         The address for each stockholder listed is c/o SEDONA Corporation, 649 North Lewis Road, Limerick, PA 19468. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated.

                                                       Number of Shares             Percentage of Common Stock
Name of Beneficial Owner                              Beneficially Owned                Beneficially Owned
------------------------                              ------------------            --------------------------
Laurence L. Osterwise.......................                 1,180,286                         3.79%
Marco A. Emrich.............................                    --                               *
Michael A. Mulshine.........................                   823,755 (1)                     2.67%
David S. Hirsch.............................                   407,217 (2)                     1.35%
James C. Sargent............................                   142,067                           *
R. Barry Borden.............................                    91,780                           *
Jack A. Pellicci............................                    62,260                           *
Robert M. Shapiro...........................                    62,500                           *
James T. Womble.............................                    20,000                           *
Robert J. Griffin...........................                    89,932                           *
Andrew E. Trolio............................                 1,832,488                         6.09%
All directors and executive officers as a
group (11 persons)..........................                 2,913,130                         8.94%

-------------------
* Represents one percent or less.

(1) Includes warrants to purchase 682,666 shares issued to Osprey Partners, a company owned by Mr. Mulshine.
(2) Includes 10,940 shares of common stock held by Mr. Hirsch's wife and 51,100 shares of common stock held by Mr. Hirsch's children. Mr. Hirsch disclaims beneficial ownership of these shares.

         The foregoing table also includes shares which the following directors and executive officers have the right to acquire within sixty days upon the exercise of options and warrants: Mr. Osterwise, 1,097,221 warrants; Mr. Mulshine, 93,595 options, 682,666 warrants; Mr. Hirsch, 130,345 options, 60,000 warrants; Mr. Sargent, 94,845 options; Mr. Borden, 91,780 options; Mr. Pellicci, 62,260 options; Mr. Shapiro, 42,500 options; Mr. Womble, 20,000 options; and Mr. Griffin, 89,932 options.

                        GENERAL DESCRIPTION OF SECURITIES

         We may offer under this prospectus shares of common stock, shares of Class A preferred stock, debt securities, warrants to purchase common stock or Class A preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $50,000,000. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Certain of the securities to be offered hereby may involve a high degree of risk. To the extent not set forth under "Risk Factors" in this prospectus, such risks will be set forth in the prospectus supplement relating to such securities.

Description of Common Stock


         As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of common stock. As of June 15, 2000, we had 27,465,119 shares of common stock issued and outstanding and had reserved 7,224,127 and 2,343,544 shares of common stock for issuance upon exercise of warrants and options, respectively.


         Dividends

         The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment.

         Rights Upon Liquidation

         In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

         Voting Rights

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

         Miscellaneous

         The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. StockTrans is the transfer agent and registrar for our common stock.

Description of Preferred Stock

         General

         Our Articles of Incorporation authorize our board of directors, without further shareholder action, to provide for the issuance of up to 1,000,000 shares of Class A preferred stock, in one or more series, and to fix the designations, terms and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. Upon receiving the required approval of our stockholders, we may amend from time to time our Articles of Incorporation to increase the number of authorized shares of Class A preferred stock. As of the date of this prospectus, we have 356,000 shares of authorized but undesignated Class A preferred stock available for issuance and have designated series of Class A preferred stock that are issued and outstanding in the following amounts: 500,000 as series A convertible Class A preferred stock; 1,000 as series F convertible Class A preferred stock; 3,000 as series G convertible Class A preferred stock and 1,500 as series H convertible Class A preferred stock.

         The following summarizes the terms of the Class A preferred stock that we may offer under this prospectus. The particular terms of any series of Class A preferred stock will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

         (1) the title and liquidation preference per share of the preferred stock and the number of shares offered;

         (2) the purchase price of the preferred stock;

         (3) the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

         (4) any redemption or sinking fund provisions of the preferred stock;

         (5) any conversion provisions of the preferred stock;

         (6) the voting rights, if any, of the preferred stock; and

         (7) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

         The summary in this prospectus or any prospectus supplement is not complete. For a complete description, you should refer to the certificates of designation establishing a particular series of preferred stock, which will be filed with the Secretary of the Commonwealth of Pennsylvania and the SEC in connection with the offering of the preferred stock.

         Dividend Rights

         The preferred stock will be preferred over the common stock as to payment of dividends to the extent any series of preferred stock is entitled to dividends. Before any dividends or distributions on the common stock (other than dividends or distributions payable in common stock) shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

         Rights Upon Liquidation


         The preferred stock will be preferred over the common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, the holders of preferred stock will not be entitled to any other or further payment unless otherwise specified in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets and funds legally available for distribution to the preferred stock shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.


         Redemption

         All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series.

         Conversion

         Shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

         Voting Rights

         Except as indicated in the prospectus supplement, the holders of preferred stock shall have no voting power whatsoever except as provided by law.

Description of Debt Securities

         The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and a trustee. The debt securities may be issued from time to time in one or more series. The particular terms of each series which are offered by a prospectus supplement will be described in the prospectus supplement.

         We have summarized selected provisions of the intended indentures below. The summary is not complete. The form of each indenture will be filed with the SEC either by a post-effective amendment to our registration statement or in a Current Report on Form 8-K prior to our initial offering of debt securities under that Indenture and you should read the indenture for provisions that may be important to you.

         General

         The indentures will provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount other than the overall $50,000,000 limitation imposed by the registration statement of which this prospectus is a part. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be our unsecured obligations.

         The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt (as defined) as described under "-- Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the subordinated debt securities will be convertible into our common stock as described under "-- Conversion of Subordinated Debt Securities."

         The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

         (1) the title of the debt securities;

         (2) whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

         (3) any limit on the aggregate principal amount of the debt securities;

         (4) the dates on which the principal of the debt securities will be payable;

         (5) the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

         (6) the places where payments on the debt securities will be payable;

         (7) any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

         (8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

         (9) the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

         (10) whether the debt securities are defeasible;

         (11) any addition to or change in the events of default;

         (12) whether the debt securities that constitute subordinated debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described in this prospectus, the conversion period and other conversion provisions in addition to or in lieu of those described in this prospectus;

         (13) any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

         (14) any other terms of the debt securities not inconsistent with the provisions of the indenture.

         Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

         Subordination of Subordinated Debt Securities

         The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt that we may have outstanding at the time, including the senior debt securities, and it may also be subordinate in right of payment to all of our other subordinated debt that we may have outstanding at the time. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

         (1) the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

         (2) the applicability and effect of such provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

         (3) the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

         The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

         The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the prospectus supplement will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

         The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described under "-- Defeasance and Covenant Defeasance."

         Conversion of Debt Securities

         The indentures may provide for a right of conversion of senior or subordinated debt securities into our common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible into common stock unless otherwise provided in the prospectus supplement for such debt securities.

         The holder of any convertible debt securities will have the right exercisable at any time prior to the close of business on the second business day prior to their stated maturity, unless previously redeemed or otherwise purchased by us, to convert such debt securities into shares of common stock at the conversion price set forth in the prospectus supplement, subject to adjustment. The holder of convertible debt securities may convert any portion thereof which is $1,000 in principal amount or any multiple thereof.

         In certain events, the conversion price will be subject to adjustment as set forth in the applicable indenture. Such events include:

         (1) any payment of a dividend (or other distribution) payable in common stock on any class of our capital stock;

         (2) any subdivision, combination or reclassification of common stock;

         (3) any issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price (as determined in accordance with the applicable indenture) of common stock; provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events relating to control and provided for in shareholders' rights plans, then the conversion price will not be adjusted until such triggering events occur;

         (4) any distribution to all holders of common stock of evidences of indebtedness, shares of our capital stock other than common stock, cash or other assets (including securities, but excluding those dividends and distributions referred to above for which an adjustment must be made and excluding regular dividends and distributions paid exclusively in cash);

         (5) the completion of a tender or exchange offer made by us for common stock that involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in a tender or exchange offer by us for common stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions to all holders of common stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer.

         No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted. We reserve the right to make such reductions in the conversion price in addition to those required in the preceding provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of a stock or stock rights will not be taxable to the recipients. Should we elect to make such a reduction in the conversion price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the conversion price.

         If we distribute rights or warrants (other than those referred to in (3) in the preceding paragraph) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any convertible debt security surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, a number of rights or warrants to be determined as follows:

         (1) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and

         (2) if such conversion occurs after such distribution date, the number of rights or warrants to which a holder of the number of shares of common stock into which such debt security was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of and applicable to the rights or warrants.

          The conversion price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

          Fractional shares of common stock will not be issued upon conversion, but, instead, we will pay a cash adjustment based on the then current market price for the common stock. Upon conversion, accrued interest or dividends shall be added to principal and converted.

          In the case of any reclassification of the conversion shares, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or in case of any conveyance, transfer or lease of our assets substantially as an entirety, each convertible debt security then outstanding will, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of common stock into which such debt security was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

          Form, Exchange and Transfer

          The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

          At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

          Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

          If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any debt security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

          Global Securities

          Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

          Notwithstanding any provision of the indentures or any debt security described in this prospectus, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

          (1) the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

         (2) an event of default with respect to the debt securities represented by such global security has occurred and is continuing and the security registrar has received a written request from the depositary to issue certificated debt securities; or

         (3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

          All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

          As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such global security and the debt securities that it represents for all purposes under the debt securities and the applicable indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities that it represents for any purpose under the debt securities or the applicable indenture. All payments on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the security. The laws of some jurisdictions require that some purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.


          Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither us nor the trustees nor our agents nor the agents of the trustee will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.


          Payment and Paying Agents

          Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

          Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in the City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series, and the corporate trust office of the trustee under the subordinated indenture in the City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.


          All monies paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

          Consolidation, Merger and Sale of Assets

          We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (a "successor person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless:

          (1) the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

         (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

         (3) several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

         Events of Default

          Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the applicable indenture with respect to debt securities of any series:

         (1) failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

         (2) failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

         (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

         (4) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets;"

         (5) failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

         (6) certain events of bankruptcy, insolvency or reorganization; and

          If an event of default (other than an event of default described in clause (6) above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an event of default described in clause (6) above with respect to the debt securities of any series at the time Outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the applicable trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, see "-- Modification and Waiver" below.

          Subject to the provisions of the indentures relating to the duties of the trustees in case an event of default shall occur and be continuing, each trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

          No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

         (1) such holder has previously given to the trustee under the applicable indenture written notice of a continuing event of default with respect to the debt securities of that series;

         (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

         (3) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

          However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

          We will be required to furnish to each trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

          Modification and Waiver

          Modifications and amendments of the indentures may be made by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

         (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

         (2) reduce the principal amount of, or any premium or interest on, any debt security;

         (3) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

         (4) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

         (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

         (6) in the case of subordinated debt securities, modify the subordination or conversion provisions in a manner adverse to the holders of the subordinated debt securities;

         (7) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

         (8) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

         (9) modify such provisions with respect to modification and waiver.

          The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

          The indentures may provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such indenture as of any date,

         (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

         (2) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security; and

         (3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause).

          Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be deemed to be outstanding.

          Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

          Defeasance and Covenant Defeasance

          If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions relating to defeasance and discharge of indebtedness, or the provisions relating to defeasance of certain restrictive covenants, applied to the debt securities of any series, or to any specified part of a series.

          Defeasance and Discharge. The indentures will provide that, upon our exercise of our option (if any) to have the defeasance provisions applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things,

         (1) we have delivered to the applicable trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

         (2) no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing;

         (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

         (4) in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our senior debt shall have occurred and be continuing and no other event of default with respect to any of our senior debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

         (5) we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940.

          Defeasance of Certain Covenants. The indentures will provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any debt securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

          Notices

          Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

          Title

          We, the trustees and any agent of us or a trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

          Governing Law

          The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Description of Warrants

         We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants. The warrant agreements will be filed with the SEC in connection with the offering of the specific warrants.

         The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

         (1) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

         (2) the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

         (3) the date on which the right to exercise the warrants will commence and the date on which the right will expire;

         (4) United States Federal income tax consequences applicable to the warrants; and

         (5) any other terms of the warrants.

         Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

         Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

Listing of Securities

         Our common stock is traded on the Nasdaq Small Cap Market under the symbol SDNA. Our intention to list for trading other securities that are issued under this prospectus will be described in the appropriate prospectus supplement.

                              PLAN OF DISTRIBUTION


         We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock, Class A preferred stock, debt securities and warrants from time to time on specific terms to be negotiated between us and the institutional investors. Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether it does or does not successfully identify others to purchase our securities. Also, Ladenburg Thalmann has advised us that it will not purchase any shares of our securities for its own account or for any discretionary accounts managed by it.


         We have agreed to pay Ladenburg Thalmann a fee upon the closing of the initial placement of our securities equal to 1% of the face value of the securities covered by this registration statement. We have also agreed to pay Ladenburg Thalmann a placement fee equal to 6% of the gross proceeds from each sale of securities. We also will issue Ladenburg Thalmann common stock purchase warrants at the closing of each placement equal in number to 7% of the gross proceeds from each such placement divided by the sale price per share to the public in such transaction, or assumed sale price per share in the case of any convertible security. The exercise price of each such warrant shall be 110% of the offering price or assumed offering price of the common stock in such particular placement.

         We have also agreed to pay Ladenburg Thalmann a $35,000 non-accountable expense allowance, one-half of which was paid upon the engagement of Ladenburg Thalmann and one-half of which will be due upon the closing of the initial placement of securities. Ladenburg Thalmann also has a right of first refusal for a period of one year from the conclusion of this offering to provide additional financing to us. We have agreed to give Ladenburg Thalmann customary underwriter's indemnification against liabilities under the Securities Act.

         Any variance from these underwriting terms will be disclosed in a prospectus supplement.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered will be passed upon for us by Piper Marbury Rudnick & Wolfe LLP.


                                     EXPERTS

         The consolidated financial statements of Sedona Corporation appearing in our annual report on Form 10-K as of December 31, 1999 and 1998 and for the two years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. The consolidated financial statements of Sedona Corporation for the year ended December 31, 1997 appearing in our annual report on Form 10-K for the year ended December 31, 1999, have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon these reports given on the authority of such firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Sedona is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Sedona and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Sedona with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) Our annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended.

         (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2000.


         (c) Our current report on Form 8-K filed April 25, 2000 as amended June 23, 2000.


         (d) The description of our common stock which is contained in our registration statement on Form 8-B filed under the Securities Exchange Act, including any amendment or reports filed for the purpose of updating this description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Sedona Corporation, 649 North Lewis Road, Limerick, PA 19468, Attention: Michael A. Mulshine, Corporate Secretary,
(610) 495-3003.

         You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

 Securities and Exchange Commission
    registration fee                                  $    13,200
Printing expenses                                          10,000
Legal fees and expenses                                    30,000
Accounting fees and expenses                               15,000
Miscellaneous expenses                                     10,000
Underwriters expenses                                      35,000
                                                      -----------
     Total                                                113,200
                                                      -----------


15.  Indemnification of Officers and Directors


     The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorneys' fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.


     In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and specific liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

     Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

     Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.


     Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the Nasdaq system. The Company also is obligated to pay the expenses (including attorneys' fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.


     Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

     Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

     All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

     Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

16.      Exhibits

     Exhibit No.        Description
          1.1+          Placement Agent Agreement with Ladenburg Thalmann & Co., Inc. dated January 24, 2000
          1.2+          Amendment  dated March 8, 2000 to Placement  Agent  Agreement with Ladenburg  Thalmann & Co., Inc.
          4.1*          Form of Senior Indenture
          4.2=          Form of Subordinated Indenture
          4.3*          Form of Warrant
          5.1+          Opinion  of Piper  Marbury  Rudnick & Wolfe  LLP,  regarding  legality  of  securities  being registered
         23.1+          Consent of Ernst & Young LLP
         23.2+          Consent of BDO Seidman, LLP
         23.3+          Consent of Piper Marbury Rudnick & Wolfe LLP  (included as part of Exhibit 5.1 hereto)
         23.4           Consent of KPMG LLP (incorporated by reference to Exhibit 23.1 to the Company's Form 8-K/A filed June 23, 2000)
         24.1+          Power of Attorney (included in signature page)
         25.1**         Form T-1 Statement of Eligibility and Qualification  under the Trust Indenture Act of 1939 of the trustee under the Senior Indenture
         25.2**         Form T-1 Statement of Eligibility and Qualification  under the Trust Indenture Act of 1939 of the trustee under the Subordinated Indenture

* To be filed as an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K
** To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-1 thereunder.

+   Previously filed.

17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Charter or By-laws or the Pennsylvania Business Corporation Law of 1988 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to theregistration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Limerick, Montgomery County, Commonwealth of Pennsylvania, on the 26th day of June, 2000.


                                           SEDONA CORPORATION

                                           By: /s/ Marco A. Emrich
                                           -------------------------------------
                                           Marco A. Emrich
                                           President and Chief Executive Officer




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name                                           Title                          Date
----                                           -----                          ----
/s/       *                            Chairman   of  the  Board  of               June 26, 2000
-------------------------              Directors
Laurence L. Osterwise


/s/ Marco A. Emrich                    President, Chief Executive                  June 26, 2000
---------------------------            Officer and Director (Principal
Marco A. Emrich                        Executive Officer)


/s/ William K. Williams                Vice President and Chief                    June 26, 2000
-----------------------                Financial Officer (Principal
William K. Williams                    Financial and Accounting Officer)

                                       Director                                    June __, 2000
---------------------------
R. Barry Borden


/s/     *                              Secretary and Director                      June 26, 2000
-----------------------
Michael A. Mulshine


/s/    *                               Director                                    June 26, 2000
-------------------
David S. Hirsch


                                       Director                                    June __, 2000
---------------------------
James C. Sargent


/s/    *                               Director                                    June 26, 2000
--------------------
Jack A. Pellicci


/s/    *                               Director                                    June 26, 2000
---------------------
Robert M. Shapiro


/s/    *                               Director                                    June 26, 2000
-------------------
James T. Womble

                                   *By: /s/ Marco A. Emrich
                                        ----------------------------
                                        Marco A. Emrich
                                        Attorney-in-Fact



                                  Exhibit List

     Exhibit No.        Description
     -----------        -----------
          1.1+          Placement Agent Agreement with Ladenburg Thalmann & Co., Inc. dated January 24, 2000
          1.2+          Amendment  dated March 8, 2000 to Placement  Agent  Agreement with Ladenburg  Thalmann & Co., Inc.
          4.2*          Form of Subordinated Indenture
          4.3*          Form of Warrant
          5.1+          Opinion  of Piper  Marbury  Rudnick & Wolfe  LLP,  regarding  legality  of  securities  being registered
         23.1+          Consent of Ernst & Young LLP
         23.2+          Consent of BDO Seidman, LLP
         23.3+          Consent of Piper Marbury Rudnick & Wolfe LLP  (included as part of Exhibit 5.1 hereto)
         23.4           Consent of KPMG LLP (incorporated by reference to Exhibit 23.1 to the Company's Form 8-K/A filed June 23, 2000)
         24.1+          Power of Attorney (included in signature page)
         25.1**         Form T-1 Statement of Eligibility and Qualification  under the Trust Indenture Act of 1939 of the trustee under the Senior Indenture
         25.2**         Form T-1 Statement of Eligibility and Qualification  under the Trust Indenture Act of 1939 of the trustee under the Subordinated Indenture

* To be filed as an amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K
** To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-1 thereunder.

+  Previously filed.